EXHIBIT 99.1

FOR RELEASE: CONTACT:	New Hartford, NY, July 30, 2014 Christopher R. Byrnes (315) 738-0600 ext. 6226 cbyrnes@partech.com, www.partech.com

PAR TECHNOLOGY CORPORATION

APPOINTS TODD E. TYLER TO BOARD OF DIRECTORS

New Hartford, NY- July 30, 2014 -- PAR Technology Corporation (NYSE: PAR) today announced that Todd E. Tyler has been appointed to the Company’s Board of Directors.  Mr. Tyler was the Chief Executive Officer, President and member of the Board of Directors at Lanyon, Inc., a leading provider of cloud-based software for the Hotel market.  Under his leadership Lanyon grew from a small technology company to an industry leading, cloud-based software company.  Mr. Tyler led the sale of Lanyon to Vista Equity Partners in December 2012.  In January 2013 Mr. Tyler was recognized by The Business Travel News as one of The 25 Most Influential Executives of 2012.  Prior to his time at Lanyon, Mr. Tyler was the Chief Financial Officer, General Counsel and a member of the Board of Directors of a subsidiary of Reliant Energy (NYSE: REI).  Currently, Mr. Tyler serves as an Executive member of the Board of Directors of NetDocuments, a cloud-based software company based in Lehi, Utah focused on providing document and email management solutions to the legal industry, and also serves as an advisor to two large private equity firms in evaluating cloud-based software investments.

Mr. Tyler will serve as a member of the Company’s Audit and Compensation Committees and Chairman of the Nominating/Corporate Governance Committees.

“I want to welcome Todd to the PAR board and I look forward to working with him,” said Ronald J. Casciano, PAR’s Chief Executive Officer, President & PAR Board Member.  “Todd brings to the board valuable hands-on experience and ideas for emerging platforms in hospitality technology.  His experience as an accomplished technology executive and knowledge of cloud-based hospitality software will be highly valued as PAR Technology continues to enhance its offerings around the globe.  We look forward to benefiting from his innovative technical experience and forward thinking that will add a unique perspective to PAR’s vision and business strategies.”

ABOUT PAR TECHNOLOGY

PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR.  PAR’s Hospitality segment has been a leading provider of restaurant and retail technology for more than 30 years.  PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains.  PAR’s Hospitality business also provides hotel management systems with a complete suite of powerful tools for guest management, recreation management, and timeshare/condo management.  In addition, PAR offers the spa industry a leading management application specifically designed to support the unique needs of the resort spa and day spa markets, a rapidly growing hospitality segment.  Products from PAR also can be found in retailers, cinemas, cruise lines, stadiums and food service companies. PAR’s Government Business is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies. Visit www.partech.com for more information.

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